Exhibit 10.4

INTRAWARE, INC.

EMPLOYEE RETENTION PLAN

In connection with the transaction contemplated by the Agreement and Plan of Merger (the “Agreement”), dated as of October 20, 2008, by and among Acresso Software Inc., a Delaware corporation (the “Parent”), Indians Merger Corp., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Corp.”), and Intraware, Inc., a Delaware corporation (the “Company”) in which Merger Corp. is merging with and into the Company and the Company, as the surviving corporation of such merger, will thereby become a wholly owned subsidiary of Parent (the “Transaction”), the Company hereby adopts this Employee Retention Plan (the “Plan”) effective on, October 19, 2008, but contingent upon, the closing of the Transaction (the “Closing”).

1.	PURPOSE.

(a) The Company desires to provide incentives for certain covered employees to assure that the Company will have the continued dedication and objectivity of such employees, notwithstanding the occurrence of the Transaction, to continue their employment with the Company through the Closing and provide incentive to such employees to exert their best efforts towards maximizing the value of the Company for the benefit of its stockholders.

(b) The Committee has determined that the adoption of the Plan is in the best interest of the Company’s stockholders.

2.	DEFINITIONS.

(c) “Administrator” means the Compensation Committee of the Board or the Board.

(d) “Affiliate” means with respect to any entity means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the entity, whether now or hereafter existing.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” means:

(i) Any act of personal dishonesty made by the Covered Employee in connection with the Covered Employee’s responsibilities as an employee and intended to result in substantial personal enrichment of the Covered Employee,

(ii) The Covered Employee’s conviction of a felony,

(iii) A willful act by the Covered Employee that constitutes gross misconduct and that is injurious to the Company, or

(iv) For a period of not less than thirty (30) days following delivery to the Covered Employee of a written demand for performance from the Company that describes the basis for the Company’s belief that the Covered Employee has not substantially performed his or her duties, continued violations by the Covered Employee of the Covered Employee’s obligations to the Company that are demonstrably willful and deliberate on the Covered Employee’s part. Any dismissal for Cause in accordance with Subsection (iv) of this Section 2(f) must be approved by the Board prior to the dismissal date.

(g) “Company” means Intraware, Inc. and its Affiliates.

(h) “Constructive Termination” means (1) the Covered Employee’s voluntary resignation following a (i) material reduction in the: (A) the Covered Employee’s base compensation; or (B) Covered Employee’s authority, duties, or responsibilities; (ii) material change in the Covered Employee’s geographic location relative to the Covered Employee’s geographic location prior to the Transaction; or (iii) any other action or inaction that constitutes a material breach of the terms of this Plan; or (2) any termination of the Covered Employee by the Company that is not effected for Cause. In addition, for purposes of this Section 2(h), upon any such voluntary termination the Covered Employee must provide notice to the Company of the existence of the one or more of the above conditions within ninety (90) days of its initial existence and the Company must be provided at least thirty (30) days to remedy the condition.

(i) “Covered Employee” means an employee of the Company who has been designated by the Administrator as eligible to receive a retention bonus under the Plan and executes and delivers to the Company his or her Notice of Participation.

(j) “Notice of Participation” means the individual notice (a form of which is shown in Appendix A) that informs the Covered Employee of his or her designation as a participant in the Plan and which sets forth the amount and schedule of payments that such Covered Employee may be eligible to receive under the Plan.

(k) “Plan” means this Employee Retention Plan.

(l) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder.

3.	ADMINISTRATION.

(a) The Plan will be interpreted and administered by the Administrator. The Administrator will have the exclusive power and discretion to construe the terms of the Plan and perform such acts as it deems necessary or appropriate to affect the purpose of the Plan. The Administrator’s actions will be final and binding on all persons, including the Covered Employees, and will have the maximum deference afforded by law. For the avoidance of doubt, the Administrator shall have no authority to affect any amendment or termination of the Plan other than in accordance with Section 7 hereof, including, without limitation, to affect any amendment of the Plan following the Closing without the consent of each Covered Employee affected by the amendment or termination.

(b) The Administrator may delegate some or all of its powers and responsibilities under the Plan either to a subcommittee or to one or more officers of the Company.

(c) No member of the Administrator (or any authorized delegatee) will be liable for any action or determination made by the Administrator (or any authorized delegatee), with respect to the Plan or any distribution paid under the Plan. All expenses and liabilities that members of the Administrator (or any authorized delegatee) incur in connection with the administration of this Plan will be borne by the Company. No members of the Administrator (or any authorized delegatee) will be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any distribution paid hereunder, and all members of the Administrator (or any authorized delegatee) will be fully indemnified and held harmless by the Company in respect of any such action, determination or interpretation.

4.	AMOUNT OF RETENTION BONUS.

Each Covered Employee will be eligible to earn a retention bonus under the Plan in the amount determined by the Administrator and set forth in the Notice of Participation (the “Retention Bonus”).

5.	PAYMENT OF RETENTION BONUS.

If the conditions for payment of any Retention Bonus set forth in this Plan are satisfied, with respect to each Covered Employee, the payment of the Retention Bonus will occur in accordance with his or her Notice of Participation.

6.	TERMINATION AND FORFEITURE OF BONUS AMOUNTS.

(a) Except as otherwise provided in Section 6(b) or Section 6(c) below, a Covered Employee must remain employed with the Company through the applicable payment date set forth in the Notice of Participation in order to receive his or her Retention Bonus (or the portion thereof) that is scheduled to be paid on such date.

(b) If the Company terminates a Covered Employee’s employment with the Company without Cause before the Closing, the Covered Employee will receive the sum of (i) the amount of the Retention Bonus that otherwise would have been payable to the Covered Employee on the Closing set forth in the Notice of Participation and (ii) the amount of the Retention Bonus that otherwise would have been payable to the Covered Employee on the “Second Payment Date” (if any) set forth in the Notice of Participation, as soon as practicable following the date of such termination (but in no event later than thirty (30) days following the date of such termination).

(c) If the Company terminates a Covered Employee’s employment with the Company without Cause or the Covered Employee’s employment terminates as a result of a Constructive Termination, in each case after the Closing but before the Second Payment Date (if applicable), the Covered Employee will receive the amount of the Retention Bonus that otherwise would have been payable to the Covered Employee on the Second Payment Date (if any) as soon as practicable following the date of such termination (but in no event later than thirty (30) days following the date of such termination).

(d) If a Covered Employee (i) voluntarily terminates his or her employment with the Company other than due to a Constructive Termination, or (ii) is terminated by the Company for Cause, he or she will forfeit any unearned Retention Bonuses remaining under this Plan.

(e) Any amounts not paid to a Covered Employee will be deducted from the Plan and revert to the Company and will not be reallocated to any other Covered Employee.

7.	AMENDMENT OR TERMINATION OF THE PLAN.

Although the Company currently expects to continue the Plan, the Administrator reserves the right to amend or terminate the Plan at any time; provided, however, the Plan may not be amended or terminated following the Closing without the consent of each Covered Employee affected by the amendment or termination, except as may be required by any applicable law. The Company may not, without the Covered Employee’s written consent, amend or terminate the Plan in any way that (a) prevents the Covered Employee from becoming eligible for his or her Retention Bonus under the Plan, or (b) reduces the amount of Retention Bonuses payable, or potentially payable, to a Covered Employee under the Plan. Any Plan amendment or termination will be made in writing and approved by the Administrator. Notwithstanding the foregoing, the Company may terminate the Plan in its sole discretion, without limitation and without requiring the consent of any other person (including any Covered Employee), upon or following the termination of the Agreement.

8.	ASSUMPTION BY SUCCESSOR.

Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), will assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of this Plan by operation of law, or otherwise.

9.	NO GUARANTEE OF FUTURE SERVICE.

Participation in the Plan will not provide any guarantee or promise of continued service of the Covered Employee with the Company, and the Company retains the right to terminate the employment of any Covered Employee at any time, with or without Cause, for any reason or no reason (for the avoidance of doubt, subject to the Covered Employees’ receipt of any Bonus Amount payable pursuant to the terms of this Plan).

10.	TAX WITHHOLDING.

The Company will withhold from any distributions under the Plan any amount required to satisfy any applicable income, employment and other tax withholding obligations.

11.	SECTION 409A.

(a) Notwithstanding anything to the contrary in this Plan, if the Company determines that the Covered Employee is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Covered Employee is entitled pursuant to this Plan, when considered together with any other payments or benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such Deferred Compensation Separation Benefits will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Covered Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her termination but prior to the six (6) month anniversary of his or her termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Covered Employee’s death.

(b) The foregoing provisions of this Plan are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right to amend the Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to a Covered Employee under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Covered Employee under the Plan. In no event will the Company reimburse the Covered Employee for any taxes that may be imposed on him or her as a result of Section 409A.

12.	FUNDING.

No provision of the Plan will require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Plan and no action taken pursuant to the provisions of the Agreement will create or be construed to create a trust of any kind. No property that may be acquired or invested by the Company in connection with the Plan will be deemed a security for the obligations to the Covered Employees hereunder, but will be, and continue for all purposes to be, part of the general funds of the Company. Covered Employees will have no rights under the Plan other than as unsecured general creditors of the Company.

13.	BONUS PLAN.

This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

14.	NONASSIGNABILITY.

To the maximum extent permitted by law, a Covered Employee’s right or benefits under this Plan will not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

15.	SEVERABILITY.

If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision had been omitted.

16.	CHOICE OF LAW.

All questions concerning the construction, validation and interpretation of the Plan will be governed by the laws of the State of California without regard to its conflict of laws provisions.

17.	ARBITRATION.

The Company and the Covered Employee each agree that any and all disputes arising out of the terms of this Plan, the Covered Employee’s employment by the Company, the Covered Employee’s service as an officer or director of the Company, or the Covered Employee’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an arbitrator, then the moving party may file a demand for arbitration with the Judicial Arbitration and Mediation Services (“JAMS”) in Contra Costa County, California, who will be selected and appointed consistent with the JAMS Employment Arbitration Rules and Procedures, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with the JAMS Employment Arbitration Rules and Procedures, supplemented by the California Rules of Civil Procedure. The parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to the Covered Employee’s obligations under this Plan and the Company’s form of confidential information agreement.

18.	HEADINGS.

The headings in the Plan are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

19.	ENTIRE AGREEMENT.

This Plan and the corresponding Notice of Participation for each Covered Employee constitute the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Covered Employee and the Company other than those as set forth or provided for herein; provided that nothing in this Plan will replace, supersede or reduce any change-of-control, severance, termination, bonus or other similar payment(s) to which the Covered Employee may be entitled pursuant to any other written plan(s) of the Company in which the Covered Employee may participate or agreement(s) between the Company and the Covered Employee.

APPENDIX A

EMPLOYEE RETENTION PLAN

NOTICE OF PARTICIPATION

Unless otherwise defined herein, the terms defined in the Employee Retention Plan (the “Plan”) will have the same meanings in this Notice of Participation.

COVERED EMPLOYEE: [NAME]

EMPLOYEE ID NUMBER: [ID NUMBER]

Intraware, Inc. (the “Company”) is pleased to inform you that you have been designated as a Covered Employee under the Plan. Pursuant to the terms of the Plan, you are eligible to earn a Retention Bonus equal to [                    ($—)] under the Plan (the “Retention Bonus”), payable [with respect to [                    ] of the Retention Bonus] as a lump sum payment on the Closing [and with respect to [                    ] of the Retention Bonus as a lump sum payment on the date that is [    ] days after the Closing (the “Second Payment Date”)].

Assuming you meet the requirements of the Plan (including the conditions and limitations set forth in Section 6 of the Plan), you will receive your Retention Bonus in accordance with the payment schedule set forth above (and subject to the other terms, conditions, restrictions and limitations set forth in the Plan).

You agree to maintain in complete confidence the existence of this Notice of Participation and the Plan and the contents and terms of this Notice of Participation and the Plan (collectively, the “Bonus Information”). Except as required by applicable law, you may disclose Bonus Information only to your immediate family members, the court in any proceedings to enforce the terms of this Notice of Participation and the Plan, and your accountant and any professional tax advisor to the extent that they need to know the Bonus Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Bonus Information to all other third parties. You agree that you will not publicize, directly or indirectly, any Bonus Information.